STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                   EXHIBIT 11


                                                                Three Months Ended               Nine Months Ended
                                                                    March 31,                        March 31,
                                                         -----------------------------      ----------------------------
                                                              1996             1995             1996             1995
                                                         -----------       -----------      -----------      -----------
PRIMARY

NetIncome                                                $   129,500       $   434,500      $   686,800      $ 2,059,300
Less preferredstock dividend                                   --              (73,100)         (62,000)        (229,400)
                                                         -----------       -----------      -----------      -----------
Net income applicable to commonshares                    $   129,500       $   361,400      $   624,800      $ 1,829,900
                                                         ===========       ===========      ===========      ===========

Weighted average number of commonshares outstanding       14,155,362        12,592,146       13,732,729       12,492,101

Add - common equivalent shares:

  Shares issuable upon exercise of warrants
  and options topurchase common stock                         10,206            16,207           10,258           13,847
                                                         -----------       -----------      -----------      -----------

  Weighted average number of shares used in calculation
  of primary income per common share                      14,165,568        12,608,353       13,742,987       12,505,948
                                                         ===========       ===========      ===========      ===========

Primary income percommon share                           $      0.01       $      0.03      $      0.05      $      0.15
                                                         ===========       ===========      ===========      ===========

FULLY DILUTED

Net income                                               $   129,500       $   434,500         $686,800      $ 2,059,300
Less preferred stock dividends                                 --              (73,100)         (62,000)        (229,400)
                                                         -----------       -----------      -----------      -----------
Net income applicable to common shares                   $   129,500       $   361,400         $624,800      $ 1,829,900
                                                         ===========       ===========      ===========      ===========

Weighted averagenumber of common shares outstanding       14,155,362        12,592,146       13,732,729       12,492,101

Add - Common Equivalent shares:

  Shares issuable upon exercise of warrants and
  options to purchase common stock                            10,625            16,207           10,920           13,847(1)
                                                         -----------       -----------      -----------      -----------

  Weighted average number of shares used in calculation
  of fully diluted incomeper common share                 14,165,987        12,608,353       13,743,649       12,505,948(1)
                                                         ===========       ===========      ===========      ===========

Fully diluted income percommon share                     $      0.01       $      0.03      $      0.05      $      0.15
                                                         ===========       ===========      ===========      ===========

(1) The result of the fully diluted earnings per share computation is anti-dilutive.